                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF CENTRAL GARDEN & PET]

                                                                Corporate Office
                                                3696 Mt. Diablo Blvd., Suite 310
                                                            Lafayette, CA  94549
                                                                  (510) 283-4573
                                                                  (510) 283-4984
FOR IMMEDIATE RELEASE
---------------------

                              Contact:      Gregory Reams
                                            Central Garden & Pet
                                            510/283-4573

                                            Paul Verbinnen/Debbie Miller
                                            Sard Verbinnen & Co
                                            212/687-8080

                     CENTRAL GARDEN & PET COMPANY ANNOUNCES
                         PROPOSED PRIVATE PLACEMENT OF
                    CONVERTIBLE SUBORDINATED NOTES DUE 2003

                    ---------------------------------------


LAFAYETTE, CA, October 30, 1996 --- Central Garden & Pet Company (NASDAQ: CENT) announced today that it is proposing to offer in a private placement $100,000,000 aggregate principal amount of Convertible Subordinated Notes (plus up to an additional $15,000,000 to cover over-allotments, if any).

          The net proceeds of the offering will be used for repayment of short- and long-term indebtedness and for potential acquisitions and general corporate purposes, including the pending acquisition of the United States and Canada flea and tick business of Sandoz Agro, Inc.

          The Convertible Subordinated Notes due 2003 have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

          Central Garden & Pet Company is the leading national distributor of lawn, garden and pet supply products.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

                                     # # #

                                       5